Exabyte Corporation Announces Increase In Credit Line

BOULDER, Colo., February 9, 2001- Exabyte Corporation (NASDAQ: EXBT) today reported that it has reached an agreement with Congress Financial Corporation to increase the borrowing line under its credit facility from $20,000,000 to $25,000,000 and to add a portion of the Company's inventory to the borrowing base.

Commented Bill Marriner, Exabyte's Chairman, President and Chief Executive Officer "As we reported last week the Company is re-assessing its business and is investigating various strategic alternatives that would result in increased liquidity. We are moving forward on a number of fronts and I am pleased with our success in obtaining this additional flexibility under our line of credit."

About Exabyte Corporation

Exabyte Corporation is a leading supplier of tape storage devices and network storage solutions for the data intensive application and database server markets. Exabyte engineers, manufactures and markets 8mm and MammothTapeTM technology tape drives, premier storage media and libraries for MammothTape, DLTtapeTM and LTOTM (Ultrium) tape technologies. NetStorMTM, Exabyte's network storage initiative, is designed to optimize the performance capabilities of Exabyte's drives, autoloaders and libraries with other vendors' SAN offerings. The Company's products are available exclusively through an extensive network of OEM, distributor and reseller business partners worldwide, all backed by the Company's award-winning service and support.

For additional information about Exabyte and for sales, call 1-800-EXABYTE. For support and customer service, call 1-800-445-7736. Please call (+65)-271-6331 for Asia/Pacific and (+31)-30-2548800 for European inquiries. To have investor information faxed, call 201-946-0091, or download information from the investor relations' room on the Company's Web site. For investor-related questions, please call 1-888-EXABYTE, or e-mail investor@exabyte.com. Visit Exabyte on the World Wide Web at www.exabyte.com and www.m2wins.com.

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EDITOR'S NOTES Exabyte is a registered trademark, and M2, MammothTape, SmartClean and NetStorM are trademarks of Exabyte Corp. LTO and Ultrium are US trademarks of HP, IBM and Seagate. DLTtape is a trademark of Quantum Corp. All other trademarks are the property of their respective owners.

SAFE HARBOR The foregoing includes forward-looking statements related to the Company's business prospects. Such statements are subject to one or more risks. Words such as "believes," "anticipates," "expects," "intends," "plans," "positions" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The actual results that the Company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to equity and financing arrangements, media dependence, product development, market demand, management of business and product transitions and other such risks as noted in the Company's 1999 Form 10-K and Form 10-Q for the quarter ending September 30, 2000. Please refer to the Company's Form 8-K, Form 10-K and Forms 10-Q for a description of such risks.